Exhibit Index

EXHIBIT NO. (99) Press release, dated October 27, 2008 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release
For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC COMPANY REPORTS RECORD SALES AND
EARNINGS PER SHARE FOR THE THIRD QUARTER OF 2008

Bluffton, Indiana - October 27, 2008 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share of $0.74 for the third quarter of 2008, an increase of 48 percent compared to third quarter 2007 earnings per share of $0.50, and a record for any quarter in the Company’s history. Third quarter sales were $215.8 million, up $50.5 million or 31 percent compared to $165.3 million in 2007, and also a record for any quarter in the Company’s history. Organic sales growth was 21 percent, primarily related to Fueling Systems and approximately $5.9 million of the sales increase is attributable to foreign exchange rate changes.

Gross profit improved to 30.8 percent of sales in the third quarter of 2008 and was 180 basis points higher than the third quarter of 2007. The Company’s operating income was a record $27.6 million in the third quarter, up $8.2 million or 42 percent compared to $19.4 million for the third quarter 2007. Operating margins for the quarter were 12.8 percent compared to 11.8 percent last year.

Franklin Electric Chairman and Chief Executive Officer R. Scott Trumbull stated, “We were particularly pleased with the strong performance of our Fueling Systems segment during the quarter. Our Fueling Systems shipments in support of the California vapor control mandate were stronger than expected. We estimate that the California conversion is now 35 to 40 percent complete and we are retaining a very high share of the vapor control systems and a growing share of the vapor monitoring systems sold into California. In addition, we achieved solid Fueling Systems growth in Asia, Latin America and Europe. Our Fueling Systems margins increased due to operating leverage from the growing sales and good manufacturing performance from our facility in Madison, Wisconsin.”

“While our overall Water Systems sales increased by 16 percent during the quarter, our operating margins declined by 380 basis points. A major contributor to this decline was our decision to operate our Water Systems manufacturing operations at reduced utilization rates in order to improve inventory turns. Although this action will hurt our earnings performance during the second half of 2008, it will improve our cash flow and position us to operate at higher utilization rates in 2009. In addition, during the next 60 days we will finalize plans to consolidate more of our North American output into our new, world class manufacturing complex in Linares, Mexico. We expect to move approximately 500,000 additional man-hours of annual production activity into Linares by the end of the second quarter 2009. This will not only reduce direct labor costs, but also reduce fixed overheads as capacity is reduced in our other facilities.”

Water Systems sales worldwide were $154.6 million, up $21.0 million or 16 percent for the third quarter of 2008 compared to the same period for 2007. The Water Systems segment organic sales growth was 4 percent during the quarter including the organic growth from acquired companies. Water Systems sales in international markets represented 47 percent of total Water Systems sales and grew by 24 percent during the quarter. Sales in the US and Canada represented 53 percent of total sales and grew by 10 percent during the quarter. In most markets, sales of pumping systems products for agricultural and commercial applications experienced solid organic growth while the sales of pumping systems products for residential applications grew at a slower rate.

Water Systems operating income margin was 12 percent in the third quarter, down 380 basis points from the third quarter of 2007. This decline was primarily driven by three factors. First, reduced manufacturing capacity utilization lowered operating income margin by 150 basis points. The reduced capacity utilization is the result of our decision to lower inventories, primarily in our North American factories. Our inventories in these factories at the end of the third quarter this year are 26 percent lower than last year, while our year to date sales from these factories are up approximately 10 percent. Our plan is to continue curtailing production in order to reduce inventories through the fourth quarter of this year, and then restore production levels in early 2009. Second, operating expenses of acquired business units not included in the third quarter of 2007 have increased SG&A costs as a percentage of sales by about 100 basis points. Third, because the Company’s sales and earnings performance through September 2008 are significantly better than through September 2007, additional expenses for incentive compensation were incurred which increased SG&A expenses as a percent of sales by 100 basis points.

Despite the sales growth in our Water Systems segment, we continue to explore opportunities to improve utilization rates and lower our overall global manufacturing costs by consolidating our manufacturing operations into our lowest cost facilities. During the fourth quarter of 2008 we expect to complete plans for the phased move of an estimated 500,000 man-hours of manufacturing activity to our low cost plant complex in Linares, Mexico by the middle of next year. This move will significantly reduce both direct labor and fixed overhead costs. We will provide more information regarding the implementation cost and overall scope of this move when our planning is completed over the next 60 days.

Fueling Systems sales worldwide were $61.2 million, up $29.5 million for the third quarter of 2008 compared to the same period for 2007. All of the Fueling Systems’ sales growth was organic. The sales increase was driven primarily by vapor recovery equipment sold into California. Fueling Systems sales also increased in key international markets including China, other areas of Asia, Latin America, Europe and the Middle East during the quarter.
Fueling Systems operating income margin was 31.5 percent in the third quarter, up significantly from the third quarter of 2007 primarily due to higher sales.

Selling, general, and administrative expenses for the Company increased by $10.7 million in the third quarter of 2008 compared to the third quarter last year. The acquisitions of the pump division of Monarch Industries (Canada), Schneider Motobombas (Brazil), and Western Pumps (United States) added approximately $4.1 million of selling, general and administrative expenses to the Water Systems segment for the third quarter of 2008. Other SG&A expense changes included increased compensation and commissions of $4.8 million, and increased R&D related expenses of $0.5 million.

Fixed Costs (which we define as SG&A less commissions, fixed manufacturing costs, and restructuring costs) as a percentage of sales were 28.1 percent through the third quarter of 2008 versus 31.7 percent for full year 2007. The Company anticipates fixed spending leverage will improve operating margin about 220 basis points for the full year 2008 from 2007. The ramp up of the new pump plant in Linares, Mexico will cause the Company’s fixed spending rate to increase in the fourth quarter.

Cash and equivalents on hand were $60.8 million at the end of the third quarter of 2008 versus $59.6 million of cash, equivalents and investments at the end of the third quarter 2007. The recent financial uncertainty has not impacted the liquidity of the Company and we believe our existing debt and bank financing arrangements are sufficient to fully support our operating needs.

Additionally, on Friday, October 24, the Board of Directors of Franklin Electric declared a quarterly cash dividend of twelve and one half cents per share payable November 20, 2008 to shareowners of record on November 6, 2008.

Mr. Trumbull added:

“While we are pleased with our strong third quarter results, we are mindful of the challenges we anticipate in the fourth quarter. The risk of general economic conditions declining further is having a negative impact on our sales outlook; we will continue to reduce Water Systems inventories which will require curtailing capacity utilization; and we expect our international sales and earnings growth to be reduced by the impact of the strengthening dollar on our translation rates. While we face these headwinds in the fourth quarter, we will continue to benefit from strong growth in Fueling Systems. As a result, we are maintaining our full year 2008 sales growth guidance of 25-30 percent. As we look to 2009, we anticipate earnings improvement in our Water Systems business as we restore utilization rates, experience deflation in the cost of several of our key raw materials and reap the benefits of consolidating North American production in our lowest cost facilities.”

A conference call to review earnings and other developments in the business will commence today at approximately 5:00pm EDT. The call-in number is 877-407-0778 for domestic calls and 201-689-8565 for international calls. A replay of the conference call will be available until midnight on November 3, 2008, by dialing 877-660-6853 for domestic calls and 201-612-7415 for international calls. The replay account number is 286 and the conference ID is 300711.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007

Net sales	$215,815	$165,264	$593,521	$448,289

Cost of sales	149,347	117,307	410,877	318,090

Gross profit	66,468	47,957	182,644	130,199

Selling, general and administrative expenses	38,875	28,185	113,460	89,446

Restructuring expense	-	342	82	1,949

Operating income	27,593	19,430	69,102	38,804

Interest expense	(2,684)	(2,286)	(8,088)	(5,694)
Other income	626	699	783	1,918
Foreign exchange gain/(loss)	436	(203)	45	443

Income before income taxes	25,971	17,640	61,842	35,471

Income taxes	8,711	5,956	21,153	12,250

Net income	$17,260	$11,684	$40,689	$23,221

Net income per share:
Basic	$0.75	$0.51	$1.77	$1.01
Diluted	$0.74	$0.50	$1.75	$0.99

Weighted average shares and equivalent
shares outstanding:
Basic	22,946	22,980	22,950	23,091
Diluted	23,266	23,346	23,235	23,474

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	Sept. 27,	Dec. 29,
	2008	2007

ASSETS:

Cash and equivalents	$60,827	$65,252
Receivables	98,891	64,972
Inventories	164,397	156,146
Other current assets	28,168	23,109
Total current assets	352,283	309,479

Property, plant and equipment, net	151,467	134,931
Goodwill and other assets	243,961	217,827
Total assets	$747,711	$662,237

LIABILITIES AND SHAREOWNERS' EQUITY:

Accounts payable	$34,214	$27,986
Accrued liabilities	66,812	52,265
Current maturities of long-term
debt and short-term borrowings	35,319	10,398
Total current liabilities	136,345	90,649

Long-term debt	166,456	151,287
Deferred income taxes	14,301	11,686
Employee benefit plan obligations	20,643	24,713
Other long-term liabilities	5,287	5,358

Shareowners' equity	404,679	378,544
Total liabilities and shareowners' equity	$747,711	$662,237

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Sept. 27,	Sept. 29,
	2008	2007

Cash flows from operating activities:
Net income	$40,689	$23,221
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	18,349	14,729
Stock based compensation	2,940	3,112
Deferred income taxes	1,814	1,643
Loss on disposals of plant and equipment	76	455
Changes in assets and liabilities:
Receivables	(31,132)	(13,575)
Inventories	(5,972)	(32,363)
Accounts payable and other accrued expenses	7,938	(1,438)
Accrued income taxes	4,379	678
Excess tax from share-based payment arrangements	(804)	(1,594)
Employee benefit plans	(3,479)	1,634
Other, net	(6,976)	(7,401)
Net cash flows from operating activities	27,822	(10,899)
Cash flows from investing activities:
Additions to property, plant and equipment	(17,781)	(18,564)
Proceeds from sale of plant and equipment	10	303
Additions to other assets	(749)	(3)
Purchases of securities	(9,000)	(246,700)
Proceeds from sale of securities	9,000	240,694
Cash paid for acquisitions	(38,392)	(36,836)
Proceeds from sale of business	-	1,310
Net cash flows from investing activities	(56,912)	(59,796)
Cash flows from financing activities:
Proceeds from revolver	70,000	-
Repayment of revolver	(30,019)	-
Proceeds from long-term debt	-	200,000
Repayment of long-term debt	(1,087)	(100,322)
Proceeds from issuance of common stock	3,127	3,004
Excess tax from share-based payment arrangements	804	1,594
Purchases of common stock	(7,813)	(8,118)
Reduction of loan to ESOP Trust	-	200
Dividends paid	(8,494)	(8,063)
Net cash flows from financing activities	26,518	88,295
Effect of exchange rate changes on cash and equivalents	(1,853)	2,080
Net change in cash and equivalents	(4,425)	19,680
Cash and equivalents at beginning of period	65,252	33,956
Cash and equivalents at end of period	$60,827	$53,636